Exhibit 5.1

January 10, 2017

Board of Directors

The First Bancshares, Inc.

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to The First Bancshares, Inc., a Mississippi corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 that is being filed herewith (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the proposed offer and sale of 3,563,380 shares of the Company’s common stock, $1.00 par value per share (the “Registrable Shares”) by the selling securityholders identified in the Registration Statement. This opinion is delivered to you pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K of the Commission.

In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. As to questions of fact material to this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have not undertaken any independent investigation of factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Registrable Shares are duly authorized, have been validly issued and fully paid, and are nonassessable.

In addition to the qualifications set forth above, we express no opinion as to the applicability of, compliance with, or effect of any laws except those of the Mississippi Business Corporations Act, as amended, all applicable provisions of the Mississippi constitution, and reported judicial decisions of Mississippi state and federal courts interpreting the foregoing. This opinion is rendered as of its date and is limited to the matters set forth herein. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts or otherwise persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Jones Walker L.L.P.

JONES WALKER L.L.P.